EXHIBIT 99.1

FortuNet Reports Third Quarter 2008 Results

LAS VEGAS, Nov. 12, 2008 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today announced financial results for the third quarter ended September 30, 2008

The Company's revenue decreased during the quarter as compared to the same quarter in the prior year. Specifically, for the quarter ended September 30, 2008 the sales were $3.9 million as compared with the sales of $4.3 million for the same quarter of last year, a decrease of approximately 6%. The earnings per share for the current quarter are 5 cents, compared to 10 cents with the same quarter of the previous year.

CONTACT:  FortuNet, Inc.
          Investor Contact:
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com